Exhibit 99.2

REFINITIV STREETEVENTS

EDITED TRANSCRIPT

Q1 2022 LogicMark Inc Earnings Call

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CORPORATE PARTICIPANTS

Chia-Lin Simmons LogicMark, Inc. - President, CEO, Secretary & Director

Mark J. Archer LogicMark, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Unidentified Analyst -

Louie Toma -

PRESENTATION

Operator

Hello. Good day. Thank you for standing by, and welcome to the LogicMark First Quarter Financial Results and Corporate Update Conference Call. (Operator Instructions) And also please be advised that today's conference is being recorded. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Mr. Louie Toma. Thank you. Please go ahead, sir.

Louie Toma -

Good afternoon, and thank you for participating in today's conference call. Joining me from LogicMark's leadership team are Chia-Lin Simmons, Chief Executive Officer; and Mark Archer, Chief Financial Officer. ..

During this call, management will be making forward-looking statements, including statements that address LogicMark's expectations for future performance or operational results. Forward-looking statements involve risks and other factors that may cause actual results to differ materially from those statements. For more information about these risks, please refer to the risk factors described in LogicMark's most recently filed annual report on Form 10-K and subsequent periodic reports filed with the SEC and LogicMark's press release that accompanies this call, particularly the cautionary statements in it.

The content of this call contains time-sensitive information that is accurate only as of today, May 12, 2022. Except as required by law, LogicMark disclaims any obligation to publicly update or revise any information to reflect events or circumstances that occur after this call.

It is my pleasure to turn the call over to the company's CEO, Chia-Lin Simmons.

Chia-Lin Simmons LogicMark, Inc. - President, CEO, Secretary & Director

Thank you, Louie. Welcome, everyone, and thanks for joining us. As our previous call was intended to close the books on 2021, today, we gather to discuss opening a new chapter for our company. We started the year on a strong note, with revenues growing 50% and margins expanding as we saw strong growth in our U.S. Veterans Health Administration business, highlighting our solid relationship with this partner. As we discussed on our last call, last year, we received approval as a GSA vendor, an agency of the U.S. government, and we have taken the opportunity to leverage our existing government business to increase sales. This includes federal, state and local agencies. These increased sales demonstrate our already stellar reputation with the VA, and we anticipate continuing to grow our government business as we introduce new products and further expand our team.

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We've also seen our sales positively impacted from the sunsetting of 3G cellular service by the nation's large cellular network providers with our customers upgrading to our 4G Guardian Alert 911 Plus device. We will continue to communicate to our current 3G device customers to help them transition over through the various programs I mentioned a month ago, including direct mailings, additional customer support, continued media outreach and, of course, direct-to-veteran education programs. which include 3G sunsetting resource center, FAQs and the instructional video on how to check current LogicMark devices.

Building on our momentum from this past quarter, we plan to launch an updated website with an e-commerce platform in Q2 to open up direct-to-consumer sales. We are also looking forward to launching new at-home and on-the-go products and solutions while expanding upon our intellectual property portfolio. Specifically, we expect an additional provisional patent at the end of the second quarter. In addition, we expect to add monitored services to our offerings, which will enable us to implement a recurring revenue element to our business model.

Despite these advances, we continue to face the supply chain challenges that are endemic to the entirety of the tech sector. Continued spikes in COVID cases and then war in Ukraine bring with them expected disruptions as well. We continue to believe the LogicMark is nimble enough to deal with most of the stresses on our supply chain and, of course, corrected with little interruption. However, we do expect these factors to have an impact on the price of products in our market as well as our cost of doing business. We will always endeavor to offer solutions at varying price points, however, to meet the needs of our customers.

Before we move to our financial results, when I accepted the role of CEO, I also set out to recognize our ESG responsibilities and create the highest standard for both social and shareholder endeavors. We have structured our ESG efforts around 3 main themes: financial policy reviews and audits, in which we will continue to dedicate our resources to ensure we remediate the issues that had contributed to our potential delisting from the NASDAQ stock market last year and then towards ongoing adherence to NASDAQ's governance guidelines. Diversity in equity, we're making products that address the [needious] and most vulnerable is an example of how our social and shareholder responsibility goals align. This includes offering different price points for our products so that it meets the needs of persons in varying socioeconomic situations. We have also begun looking at company diversity and inclusion practices and examined labor standards across our supplier base.

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And finally, operational efficiencies, we're building a sustainable enterprise as a priority for the company. As a result, we have begun -- we have closed offices to streamline operations. We have begun reducing paper waste throughout the company and are working towards a goal of decreasing the amount of marketing material and printed materials included with each device by 50%. We also have begun to conduct an energy and resources evaluation to determine if increased efficiencies are possible, including the expansion and improvement of domestic and international supply chain channels and a CO2 offset program are all under review to ensure we meet customer demand and that suppliers adhere to NASDAQ's recommended code of conduct.

For today, our take-home message is one of optimism and looking towards the future to continue the momentum we believe we have initiated in the first quarter. We look forward to communicating with you as we continue to progress.

I'll now pause and ask Mark Archer to discuss our first quarter financial results, and then I'll return to provide some closing remarks.

Mark J. Archer LogicMark, Inc. - CFO

Thank you, Chia-Lin. Here are the financial results for the first quarter ended March 31, 2022. Revenue was $3.7 million, up 50% from the year ago quarter. Gross profit was $2.2 million, up 52% from the same quarter last year. Gross margin was 60% compared to 59% in the same quarter last year. The improvement in gross margin was due to better management of our inbound freight costs.

Operating expenses were $3.5 million compared to $2.3 million in the same quarter last year. About half of the increase was due to higher noncash stock compensation expense, the balance resulting from the company increasing investment in new product development and the ramp-up in our sales team.

Operating loss was $1.3 million versus an operating loss of $800,000 in the year ago quarter again due to the increase in noncash stock compensation expense. And net loss for the quarter was $1.3 million compared to a net loss of $4.2 million in the same quarter last year. The $4.2 million loss in last year's first quarter was negatively impacted by a warrant modification expense of $2.9 million.

At quarter end, the company held $12.2 million in unrestricted cash that's up $200,000 from the $12 million that was held at the end of the December 31, 2021, quarter.

Chia-Lin Simmons LogicMark, Inc. - President, CEO, Secretary & Director

Thanks, Mark. As you wrap up the call, I want to leave you with a couple of key thoughts. Our plans continue to be ambitious, and we continue to build our team and have new products in the development pipeline to establish LogicMark as a leading brand in the health communications market and care economy. LogicMark is poised to capture a larger share of the care economy market as we continue to write this new chapter in our history, and we look forward to introducing new product offerings to demonstrate this leadership position and to provide optimal value for our stockholders.

At this time, I will open the call to questions. Operator?

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QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Your first question comes from the line of Allen Klee from Maxim Group. .

Unidentified Analyst -

This is [Doug Greenberg] on for Allen. My first question is just in regards to COVID. I know that has an impact on sales because you can get them to some of the smaller clinics as a part of the VHA program. I was just wondering what you're seeing there, if things are normalizing. And if you could just provide some color on how that environment is working right now.

Chia-Lin Simmons LogicMark, Inc. - President, CEO, Secretary & Director

Thank you for the question. Yes, we are seeing some easing and the opening and a slow rollout of the opening of clinics to -- in terms of outreach for the veteran sector. I think that we're seeing a much better sort of situation overall when it comes to COVID with the Veterans Administration business. We're seeing, at least in the larger hospital side, almost sort of pre-COVID like conditions is our understanding from our Veterans Administration partners and the clinics slowly sort of opening up.

Unidentified Analyst -

Okay. Great. And then I also had a question about the GSA contract agreement you had from last year. I was wondering if you were starting to see some material impacts from that or if there's any of the key government agencies you're trying to target there.

Chia-Lin Simmons LogicMark, Inc. - President, CEO, Secretary & Director

Yes. So we are absolutely targeting a number of different government agencies. As we might have stated before, our GSA contract is -- I don't know if it's necessarily unique but certainly one that falls under a certain communications category area, which allows us to look at not only federal sort of level agencies but also state and municipalities for most of the states in the United States. And so we are slowly building out partnerships with a number of different federal agencies as well as beginning to analyze and look at which states to target for as part of our sales team strategy.

That said, it takes a little time to build those relationships with federal agencies. And so I don't believe necessarily that we'll start seeing some of the impacts until later towards the end of the year.

Operator

There are no more questions at this time. Presenters, please continue.

Mark J. Archer LogicMark, Inc. - CFO

Let me speak for Chia-Lin. We want to thank all of you who dialed in to listen to our call today, and we look forward to continuing to provide updates on our progress at the appropriate times.

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Operator

This concludes today's conference call. Thank you for your participation. You may now disconnect.

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